EXHIBIT 99.1

CONTACT:	Geoffrey Thompson	or	Lynne Allan
	Thompson & Bender		Union State Bank
	(914) 762-1900		(845) 365-4636
	dean@thompson-bender.com		lallan@unionstate.com

For Immediate Release

U.S.B. Holding Co., Inc. Names

Raymond J. Crotty to

President and COO, Hales Remains

Chairman and CEO

ORANGEBURG, NY (July 20, 2005) — U.S.B. Holding Co., Inc. (NYSE: UBH) (the “Company”) and it’s wholly owned subsidiary Union State Bank (the “Bank”) announced today that Raymond J. Crotty has been appointed President and Chief Operating Officer. Thomas E. Hales remains Chairman of the Board and Chief Executive Officer for the Holding Company and Bank subsidiary.

These changes, approved today by the Company’s Board of Directors, become effective immediately. Mr. Hales, age 68, has served as the Company’s and Bank’s Chairman, President and CEO since 1982. Mr. Crotty a director of the Company and Bank, age 58, has served the Bank’s Chief Credit Officer since 1988. He has been with Union State Bank since 1983.

"When Ray Crotty and I first started working together, Union State Bank was a $27 million bank with two branches. Today, after working side-by-side for over 22 years, Union State Bank is the largest Bank headquartered in the Hudson Valley, with more than $2.7 billion in assets, 30 locations and more than 400 employees," Mr. Hales said.

"The successes we have achieved together are based upon our shared commitment to creating shareholder value, to supporting our customers and community as well as our conservative and consistent lending standards. I am confident that the principles, values and vision that have guided us through the last 22 years together will continue to guide Ray and the rest of our colleagues at Union State Bank well into the future," continued Mr. Hales.

"I am honored to succeed Tom Hales as the Company and Bank’s President as well as taking on the responsibilities of C.O.O. I have the utmost respect for Tom and all he has accomplished in leading this wonderful organization. We will continue to work closely in our new roles," said Mr. Crotty.

"Union State Bank will continue to be the same in the future as it is today – a consistently stable investment for our shareholders, the best provider of financial products and services for our customers in the Hudson Valley; a great place to work for our employees; and one of the strongest supporters of the communities we serve -- in keeping with the vision and leadership that Tom Hales and I have shared for the past 22 years," Mr. Crotty concluded.

Union State Bank is a full service New York State chartered, commercial bank with approximately $3 billion in assets. The Bank was founded in 1969 in Rockland County where it is headquartered and has the number one market share. In addition to its branches in Westchester and Rockland Counties, it has one location each in Stamford, CT, Manhattan and Goshen, NY. Union State Bank is a subsidiary of U.S.B. Holding Co., Inc, whose common stock is listed on the New York Stock Exchange, trading under the symbol “UBH.” Further information on Union State Bank can be found by logging on to www.unionstate.com

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